Exhibit 99

Pfizer Reports Strong Full-Year 2024 Results And Reaffirms 2025 Guidance
▪Full-Year 2024 Revenues of $63.6 Billion, Reflecting 7% Year-over-Year Operational Growth
–Excluding Contributions from Paxlovid and Comirnaty(1), Revenues Grew 12% Operationally
▪Full-Year 2024 Reported(2) Diluted EPS of $1.41 and Adjusted(3) Diluted EPS of $3.11
▪Fourth-Quarter 2024 Revenues of $17.8 Billion, Reflecting 21% Year-over-Year Operational Growth
–Excluding Contributions from Paxlovid and Comirnaty(1), Revenues Grew 11% Operationally
▪Fourth-Quarter 2024 Reported(2) Diluted EPS of $0.07 and Adjusted(3) Diluted EPS of $0.63
▪On Track to Deliver Overall Net Cost Savings of Approximately $4.5 Billion by End of 2025 from Ongoing Cost Realignment Program(4)
▪Reaffirms All Components of Full-Year 2025 Financial Guidance(5), including Revenues in a Range of $61.0 to $64.0 Billion and Adjusted(3) Diluted EPS in a Range of $2.80 to $3.00
NEW YORK, Tuesday, February 4, 2025 — Pfizer Inc. (NYSE: PFE) reported financial results for fourth-quarter and full-year 2024 and reaffirmed its 2025 financial guidance(5) provided on December 17, 2024.
The fourth-quarter 2024 earnings presentation and accompanying prepared remarks from management as well as the quarterly update to Pfizer’s R&D pipeline can be found at www.pfizer.com.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated: “2024 was a strong year of execution and performance for Pfizer in which we met or exceeded our strategic and financial commitments, strengthened our company and, most importantly, reached millions of patients with our medicines and vaccines. We made great progress with commercial execution and achieved growth across our product portfolio for full-year 2024, including $3.4 billion in revenue from our legacy Seagen portfolio, as well as robust growth from the Vyndaqel family, Eliquis, Xtandi, Nurtec, and several other products across all categories.
“I’m excited for what’s ahead and confident that we will enhance shareholder value as we sharpen our focus to improve the productivity of our R&D pipeline and advance the clear strategic priorities guiding our company in 2025.”
David Denton, Chief Financial Officer and Executive Vice President, stated: “We are pleased with the 12% operational revenue growth of Pfizer’s non-COVID products in full-year 2024, demonstrating our continued focus on commercial execution. We successfully delivered on our $4 billion net cost savings target from our ongoing cost realignment program, and, as captured in our 2025 financial guidance, we have increased our overall savings target to approximately $4.5 billion by the end of this year. In addition, we remain on track to deliver $1.5 billion of net cost savings from the first phase of our Manufacturing Optimization Program by the end of 2027, with initial savings expected in the latter part of 2025. We remain confident in our ability to return to pre-pandemic operating margins in the coming years.”
OVERALL RESULTS
In the first quarter of 2024, Pfizer reclassified royalty income (substantially all of which is related to our Biopharma segment) from Other (income)/deductions––net to revenues and began presenting Royalty revenues as a separate line item within Total revenues in our consolidated statements of operations. Prior-period amounts have been recast to conform to the current presentation.
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(6).
Results for fourth quarter and full year 2024 and 2023(7) are summarized below.

($ in millions, except per share amounts)	Fourth-Quarter			Full-Year
	2024	2023	Change	2024	2023	Change
Revenues	$ 17,763	$ 14,570	22%	$ 63,627	$ 59,553	7%
Reported(2) Net Income/(Loss)	410	(3,369)	*	8,031	2,119	*
Reported(2) Diluted EPS/(LPS)	0.07	(0.60)	*	1.41	0.37	*
Adjusted(3) Income	3,592	593	*	17,716	10,501	69%
Adjusted(3) Diluted EPS	0.63	0.10	*	3.11	1.84	69%

* Indicates calculation not meaningful or results are greater than 100%.
REVENUES

($ in millions)	Fourth-Quarter				Full-Year
	2024	2023	% Change		2024	2023	% Change
			Total	Oper.			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)	$ 17,413	$ 14,186	23%	22%	$ 62,400	$ 58,237	7%	8%
Pfizer CentreOne (PC1)	325	364	(11%)	(11%)	1,146	1,272	(10%)	(10%)
Pfizer Ignite	26	20	30%	30%	82	44	85%	85%
TOTAL REVENUES	$ 17,763	$ 14,570	22%	21%	$ 63,627	$ 59,553	7%	7%

2025 FINANCIAL GUIDANCE(5)
Pfizer’s 2025 financial guidance(5) is presented below.

Revenues	$61.0 to $64.0 billion
Adjusted(3) SI&A Expenses	$13.3 to $14.3 billion
Adjusted(3) R&D Expenses	$10.7 to $11.7 billion
Effective Tax Rate on Adjusted(3) Income	Approximately 15.0%
Adjusted(3) Diluted EPS	$2.80 to $3.00
CAPITAL ALLOCATION
In 2024, Pfizer deployed its capital in a variety of ways, which primarily included:
▪Reinvested capital into initiatives intended to enhance the future growth prospects of the company, including:
•$10.8 billion invested in internal research and development projects, and
•Approximately $300 million invested in business development transactions.
▪Returned capital directly to shareholders through $9.5 billion of cash dividends, or $1.68 per share of common stock.
No share repurchases were completed in 2024. As of February 4, 2025, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any share repurchases in 2025. Pfizer expects to sufficiently de-lever its balance sheet by the end of 2025 in order to return to a more balanced capital allocation strategy. This includes the flexibility to deploy capital towards potential value-creating business development transactions and the potential to return capital to shareholders through share repurchases.
For the fourth quarter of 2024, diluted weighted-average shares outstanding of 5,703 million were used to calculate Reported(2) and Adjusted(3) diluted EPS. For the fourth quarter of 2023, basic weighted-average shares outstanding of 5,647 million were used to calculate Reported(2) LPS and diluted weighted-average shares outstanding of 5,692 million were used to calculate Adjusted(3) diluted EPS.

QUARTERLY FINANCIAL HIGHLIGHTS (Fourth-Quarter 2024 vs. Fourth-Quarter 2023)
Fourth-quarter 2024 revenues totaled $17.8 billion, an increase of $3.2 billion, or 22%, compared to the prior-year quarter, reflecting an operational increase of $3.1 billion, or 21%, primarily due to a one-time, non-cash Paxlovid revenue reversal(8) of $3.5 billion recorded in fourth-quarter 2023 and, to a lesser extent, growth contributions in fourth-quarter 2024 from the legacy Seagen portfolio, the Vyndaqel family, higher Paxlovid sales year-over-year (when excluding the $3.5 billion revenue reversal(8)), higher sales in several other products across all categories, and a favorable impact of foreign exchange of $62 million (or less than 1%); partially offset by a $2.0 billion decline in Comirnaty(1) revenues. Excluding contributions from Paxlovid and Comirnaty(1), fourth-quarter 2024 revenues totaled $13.7 billion, an increase of $1.3 billion, or 11%, operationally compared with the prior-year quarter.
Fourth-quarter 2024 Comirnaty(1) revenues of $3.4 billion decreased $2.0 billion, or 38%, operationally compared with the prior-year quarter, driven primarily by fewer COVID-19 vaccinations globally as well as lower contracted doses.
Fourth-quarter 2024 Paxlovid revenues of $727 million increased $3.9 billion operationally compared with $(3.1) billion of revenues recorded in the prior-year quarter, primarily driven by the transition to traditional commercial market sales in the U.S. including a one-time, non-cash revenue reversal(8) of $3.5 billion recorded in fourth-quarter 2023.
Excluding contributions from Comirnaty(1) and Paxlovid, fourth-quarter 2024 operational revenue growth was driven primarily by:
▪Global revenues of $915 million from legacy Seagen compared with $132 million of revenue in fourth-quarter 2023 following the completion of the acquisition in mid-December 2023;
▪Vyndaqel family (Vyndaqel, Vyndamax, Vynmac) globally, up 60% operationally, driven largely by strong demand with continuing uptake in patient diagnosis, primarily in the U.S. and international developed markets, as well as increased affordability in the U.S.;
▪Eliquis globally, up 13% operationally, driven primarily by continued oral anti-coagulant adoption and market share gains in the non-valvular atrial fibrillation indication in the U.S. and certain markets in Europe, partially offset by declines due to loss of patent-based exclusivity and generic competition in certain international markets;
▪Nurtec ODT/Vydura globally, up 39% operationally, driven primarily by strong demand in the U.S. and, to a much lesser extent, recent launches in international markets, partially offset by lower net price in the U.S. due to unfavorable changes in channel mix; and

▪Xtandi, up 24% operationally, driven primarily by strong demand due to uptake of the non-metastatic castration-sensitive prostate cancer (nmCSPC) indication following approval in the fourth quarter of 2023 and increased affordability in the U.S.;
partially offset primarily by lower revenues for:
▪Abrysvo globally, down 62% operationally, driven primarily by a significant reduction in vaccination rates in the U.S. for the older adult indication as a result of a narrowing market opportunity given the current recommendations from the Advisory Committee on Immunization Practices (ACIP), partially offset by improved market share for the adult indication and strong demand for the maternal indication (launched in December 2023) as well as launch uptake for both indications in certain international markets;
▪Xeljanz globally, down 29% operationally, driven primarily by lower demand globally resulting from ongoing shifts in prescribing patterns related to label changes, as well as lower net price in the U.S. and the impact of regulatory exclusivity expiry in Canada; and
▪Oncology biosimilars globally, down 35% operationally, driven primarily by supply constraints in certain products, as well as both lower demand and lower net price in the U.S. and, to a lesser extent, in certain international markets.

GAAP Reported(2) Statement of Operations Highlights
SELECTED REPORTED(2) COSTS AND EXPENSES

($ in millions)	Fourth-Quarter				Full-Year
	2024	2023	% Change		2024	2023	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 5,909	$ 7,562	(22%)	(22%)	$ 17,851	$ 24,954	(28%)	(28%)
Percent of Revenues	33.3%	51.9%	N/A	N/A	28.1%	41.9%	N/A	N/A
SI&A Expenses(2)	4,274	4,575	(7%)	(7%)	14,730	14,771	—	—
R&D Expenses(2)	3,035	2,815	8%	8%	10,822	10,679	1%	1%
Acquired IPR&D Expenses(2)	88	73	21%	21%	108	194	(44%)	(44%)

Other (Income)/ Deductions—net(2)	2,358	(159)	*	*	4,388	222	*	*
Effective Tax Rate on Reported(2) Income/(Loss)	*	19.2%			(0.4%)	*

* Indicates calculation not meaningful or results are greater than 100%.
Fourth-quarter 2024 Cost of Sales(2) as a percentage of revenues decreased by 18.6 percentage points compared to the prior-year quarter, driven primarily by favorable changes in sales mix as a result of significantly lower sales of Comirnaty(1), which resulted in a lower related charge for the 50% gross profit split with BioNTech and applicable royalty expenses in the quarter; and the favorable year-over-year impact related to the $3.5 billion non-cash Paxlovid revenue reversal(8) recorded in fourth-quarter 2023.
Fourth-quarter 2024 SI&A Expenses(2) decreased 7% operationally compared with the prior-year quarter, driven primarily by a decrease in marketing and promotional spend for various products, including Comirnaty(1) and Paxlovid, partially offset by an increase in spending for certain oncology and recently launched and acquired products.
Fourth-quarter 2024 R&D Expenses(2) increased 8% operationally compared with the prior-year quarter, driven primarily by a net increase in spending mainly to develop certain product candidates acquired from Seagen, as well as increased compensation-related expenses; partially offset by lower spending on certain ongoing vaccine programs and as a result of our cost realignment program.
The unfavorable period-over-period change in Other (income)/deductions—net(2) of $2.5 billion for the fourth quarter of 2024, compared with the prior-year quarter, was driven primarily by (i) lower net gains on equity securities, (ii) net periodic benefit costs associated with pension and postretirement plans incurred in the fourth quarter of 2024 versus net periodic benefit credits incurred in the fourth quarter of 2023 and (iii) higher net interest expense; partially offset by gains on the partial sale of our investment in Haleon plc (Haleon). Included in Other (income)/deductions—net(2) are total non-cash intangible asset impairment charges of $2.9 billion that were taken in the fourth quarter of 2024 due to changes in development plans and updated long-range commercial forecasts.

Pfizer’s effective tax rate on Reported(2) income for the fourth quarter of 2024 is primarily due to changes in the jurisdictional mix of earnings, partially offset by a tax benefit related to the Transition Tax liability under the Tax Cuts and Jobs Act of 2017.
Adjusted(3) Statement of Operations Highlights
SELECTED ADJUSTED(3) COSTS AND EXPENSES

($ in millions)	Fourth-Quarter				Full-Year
	2024	2023	% Change		2024	2023	% Change
			Total	Oper.			Total	Oper.
Adjusted(3) Cost of Sales	$ 5,742	$ 7,265	(21%)	(21%)	$ 16,420	$ 23,988	(32%)	(31%)
Percent of Revenues	32.3%	49.9%	N/A	N/A	25.8%	40.3%	N/A	N/A
Adjusted(3) SI&A Expenses	4,275	4,471	(4%)	(4%)	14,617	14,446	1%	2%
Adjusted(3) R&D Expenses	2,986	2,770	8%	8%	10,694	10,568	1%	1%

Adjusted(3) Other (Income)/Deductions—net	234	(494)	*	*	1,031	(1,224)	*	*
Effective Tax Rate on Adjusted(3) Income	18.9%	(24.0%)			14.5%	9.0%

* Indicates calculation not meaningful or results are greater than 100%.
See the reconciliations of certain Reported(2) to non-GAAP Adjusted(3) financial measures and associated footnotes in the financial tables section of this press release.
FULL-YEAR REVENUE SUMMARY (Full-Year 2024 vs. Full-Year 2023)
Full-year 2024 revenues totaled $63.6 billion, an increase of $4.1 billion, or 7%, compared to full-year 2023, reflecting an operational increase of $4.4 billion, or 7%, partially offset by an unfavorable impact of foreign exchange of $349 million, or approximately 1%. Excluding contributions from Comirnaty(1) and Paxlovid, revenues for the full-year grew 12% operationally.
The operational revenue growth compared to the prior year was driven primarily by significantly higher global revenues for Paxlovid largely due to one-time items(8) recorded in the fourth quarter of 2023 and in 2024, the addition of legacy Seagen revenues in full-year 2024 following the acquisition in December 2023, and continued growth from the Vyndaqel family; partially offset by significantly lower revenues for Comirnaty(1).

RECENT NOTABLE DEVELOPMENTS (Since October 29, 2024)
Product Developments

Product/Project	Recent Development	Link
Braftovi (encorafenib)
February 2025. Announced positive topline results from the progression-free survival (PFS) analysis of the Phase 3 BREAKWATER study of Braftovi in combination with cetuximab (marketed as Erbitux®(9)) and mFOLFOX6 (fluorouracil, leucovorin and oxaliplatin) in patients with metastatic colorectal cancer (mCRC) harboring a BRAF V600E mutation. The trial showed a statistically significant and clinically meaningful improvement in PFS, one of its dual primary endpoints, as assessed by blinded independent central review (BICR) compared to patients receiving chemotherapy with or without bevacizumab. Further, the Braftovi combination regimen demonstrated a statistically significant and clinically meaningful improvement in overall survival (OS), a key secondary endpoint in the trial. At the time of the objective response rate (ORR) analysis, the safety profile of Braftovi in combination with cetuximab and mFOLFOX6 continued to be consistent with the known safety profile of each respective agent. No new safety signals were identified. These results will be shared with the U.S. Food and Drug Administration (FDA) to support potential conversion to full approval.
Full Release
December 2024. Announced the FDA granted accelerated approval to Braftovi in combination with cetuximab (marketed as Erbitux®(9)) and mFOLFOX6 (fluorouracil, leucovorin, and oxaliplatin) for the treatment of patients with mCRC with a BRAF V600E mutation, as detected by an FDA-approved test. Approval was based on a statistically significant and clinically meaningful improvement in response rate and durability of response in treatment-naïve patients treated with Braftovi in combination with cetuximab and mFOLFOX6 from the Phase 3 BREAKWATER trial. Continued approval for this indication is contingent upon verification of clinical benefit. Data from the Phase 3 BREAKWATER trial was recently presented at the 2025 American Society of Clinical Oncology Gastrointestinal Cancer Symposium (ASCO GI) and were simultaneously published in Nature Medicine.
Full Release & Full Release
Hympavzi (marstacimab-hncq)
November 2024. Announced the European Commission (EC) granted marketing authorization for Hympavzi for the routine prophylaxis of bleeding episodes in adults and adolescents 12 years and older weighing at least 35 kg with severe hemophilia A (congenital factor VIII [FVIII] deficiency, FVIII <1%) without FVIII inhibitors, or severe hemophilia B (congenital factor IX [FIX] deficiency, FIX <1%) without FIX inhibitors.
Full Release
Ibrance (palbociclib)
December 2024. Pfizer and Alliance Foundation Trials, LLC presented results from the Phase 3 PATINA trial demonstrating that the addition of Ibrance to current standard-of-care first-line maintenance therapy (following induction chemotherapy) resulted in statistically significant and clinically meaningful improvement in PFS by investigator assessment in patients with hormone receptor-positive (HR+), human epidermal growth factor receptor 2-positive (HER2+) metastatic breast cancer (MBC). The safety and tolerability of Ibrance in the PATINA study was consistent with its known safety profile in HR+, human epidermal growth factor receptor 2-negative (HER2-) MBC; no new safety signals were identified.
Full Release
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

Product/Project	Recent Development	Link
sasanlimab
January 2025. Announced positive topline results from the pivotal Phase 3 CREST trial evaluating sasanlimab, an investigational anti-PD-1 monoclonal antibody (mAb), in combination with Bacillus Calmette-Guérin (BCG) as induction therapy with or without maintenance in patients with BCG-naïve, high-risk non-muscle invasive bladder cancer (NMIBC). The study met its primary endpoint of event-free survival (EFS) by investigator assessment, demonstrating a clinically meaningful and statistically significant improvement with sasanlimab in combination with BCG (induction and maintenance) as compared to BCG alone (induction and maintenance). The overall safety profile of sasanlimab in combination with BCG was generally consistent with the known profile of BCG and data reported from clinical trials with sasanlimab. The profile of sasanlimab was also generally consistent with the reported safety profile of PD-1 inhibitors.
Full Release
vepdegestrant
December 2024. Arvinas, Inc. and Pfizer presented preliminary data from the ongoing Phase 1b portion of the TACTIVE-U sub-study of vepdegestrant in combination with abemaciclib among patients with locally advanced or metastatic estrogen receptor positive (ER+)/human epidermal growth factor receptor 2 negative (HER2-) breast cancer at the 2024 San Antonio Breast Cancer Symposium (SABCS). Vepdegestrant in combination with abemaciclib demonstrated encouraging clinical activity in patients previously treated with a CDK4/6 inhibitor with safety and tolerability of the combination generally consistent with the profile of abemaciclib and what has been observed in other clinical trials of vepdegestrant; no significant drug-drug interactions were observed between vepdegestrant and abemaciclib. The findings support the ongoing Phase 2 portion of the study, which is evaluating full dose abemaciclib 150 mg twice daily (BID) in combination with vepdegestrant 200 mg once daily (QD) in post-CDK4/6 advanced breast cancer.
Full Release
Corporate Developments

Topic	Recent Development	Link
Executive Leadership
November 2024. Announced Chris Boshoff, M.D., Ph.D., as Chief Scientific Officer and President, Research & Development effective January 1, 2025. In his new role, Dr. Boshoff remains a member of Pfizer’s Executive Leadership Team reporting to Chairman and Chief Executive Officer, Dr. Albert Bourla, and oversees all functions of R&D across all therapeutic areas.

Pfizer’s Oncology R&D organization maintains its fully integrated structure with Roger Dansey, M.D. serving as Interim Chief Oncology Officer, reporting to Dr. Boshoff. Dr. Dansey will assist Dr. Boshoff in selecting a permanent Chief Oncology Officer, after which time he will retire from Pfizer. Dr. Dansey will also facilitate a smooth transition of his responsibilities as Chief Development Officer, Oncology to his successor, Johanna Bendell, M.D., who will join Pfizer from Roche in 2025.
Full Release
Haleon Stock Sale
January 2025. Pfizer sold 700 million ordinary shares of its investment in Haleon to institutional investors for total net consideration of approximately $3.0 billion. After the share sale, Pfizer’s ownership interest in Haleon was reduced from approximately 15% to approximately 7%.
N/A

Topic	Recent Development	Link
Sangamo Therapeutics
December 2024. Terminated a global collaboration and license agreement with Sangamo Therapeutics, returning development and commercialization rights to giroctocogene fitelparvovec, an investigational gene therapy candidate for the treatment of adults with moderately severe to severe hemophilia A, to Sangamo. The agreement will terminate effective April 21, 2025, at which time Pfizer will transition the giroctocogene fitelparvovec program back to Sangamo.
N/A
U.S. Commercial Model
December 2024. Announced Pfizer’s Commercial Oncology organization, previously reporting to Chris Boshoff, M.D., Ph.D., will move into Pfizer’s U.S. Commercial organization under Aamir Malik, Executive Vice President and Chief U.S. Commercial Officer effective January 1, 2025, creating a single U.S. commercial division.
N/A

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)As used in this document, “Comirnaty” refers to, as applicable, and as authorized or approved, the Pfizer-BioNTech COVID-19 Vaccine; Comirnaty (COVID-19 Vaccine, mRNA) original monovalent formula; the Pfizer-BioNTech COVID-19 Vaccine, Bivalent (Original and Omicron BA.4/BA.5); the Pfizer-BioNTech COVID-19 Vaccine (2023-2024 Formula); Comirnaty (COVID-19 Vaccine, mRNA) 2023-2024 Formula; Comirnaty (COVID-19 Vaccine, mRNA) 2024-2025 Formula; Comirnaty Original/Omicron BA.1; Comirnaty Original/Omicron BA.4/BA.5; Comirnaty Omicron XBB.1.5; Comirnaty JN.1 and Comirnaty KP.2. “Comirnaty” includes product revenues and alliance revenues related to sales of the above-mentioned vaccines.
(2)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income/(loss) and its components are defined as net income/(loss) attributable to Pfizer Inc. common shareholders and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) and reported diluted loss per share (LPS) are defined as diluted EPS or LPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(3)Adjusted income and Adjusted diluted EPS are defined as U.S. GAAP net income attributable to Pfizer Inc. common shareholders and U.S. GAAP diluted EPS attributable to Pfizer Inc. common shareholders before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the fourth quarter and full-year 2024 and 2023. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income/(loss) and its components and diluted EPS/(LPS)(2). See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2023 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.
(4)Approximately $4.5 billion of overall net cost savings from Pfizer’s ongoing cost realignment program are expected to be achieved by the end of 2025. The net cost savings are calculated versus the midpoint of Pfizer’s 2023 SI&A and R&D expense guidance provided on August 1, 2023.
(5)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2025 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of December 31, 2024.
▪An anticipated unfavorable revenue impact of approximately $0.6 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost patent or regulatory protection or that are anticipated to lose patent or regulatory protection.
▪Exchange rates assumed are actual rates at mid-January 2025.
▪Guidance for Adjusted(3) diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.74 billion shares, and assumes no share repurchases in 2025.
(6)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although foreign exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(7)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s fourth quarter and full year for U.S. subsidiaries reflects the three and twelve months ended on December 31, 2024 and December 31, 2023, while Pfizer’s fourth quarter and full year for subsidiaries operating outside the U.S. reflects the three and twelve months ended on November 30, 2024 and November 30, 2023.
(8)Paxlovid-specific one-time items in fourth-quarter 2023 and in 2024:
▪Fourth-quarter 2023 Paxlovid revenues included a non-cash revenue reversal of $3.5 billion, of which a portion was associated with sales recorded in 2022, related to the expected return of an estimated 6.5 million treatment courses of Emergency Use Authorization (EUA)-labeled U.S. government inventory; and
▪Full-year 2024 Paxlovid revenues include $1.2 billion from two one-time items: (i) a $771 million favorable final adjustment recorded in first-quarter 2024 to the estimated non-cash Paxlovid revenue reversal of $3.5 billion recorded in fourth-quarter 2023, reflecting 5.1 million Emergency Use Authorization (EUA)-labeled treatment courses returned by the U.S. government through February

29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023; and (ii) $442 million from the fulfillment of our obligated delivery of one million treatment courses to the U.S. Strategic National Stockpile.
(9)Erbitux® is a registered trademark of ImClone LLC.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(UNAUDITED)
(millions, except per share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2024	2023	(Decr.)	2024	2023	(Decr.)
Revenues:
Product revenues(1), (2)	$15,084	$12,339	22	$53,816	$50,914	6
Alliance revenues(1)	2,248	1,910	18	8,388	7,582	11
Royalty revenues(1)	431	321	34	1,423	1,058	35
Total revenues	17,763	14,570	22	63,627	59,553	7
Costs and expenses:
Cost of sales(3)	5,909	7,562	(22)	17,851	24,954	(28)
Selling, informational and administrative expenses(3)	4,274	4,575	(7)	14,730	14,771	—
Research and development expenses(3)	3,035	2,815	8	10,822	10,679	1
Acquired in-process research and development expenses	88	73	21	108	194	(44)
Amortization of intangible assets	1,359	1,267	7	5,286	4,733	12
Restructuring charges and certain acquisition-related costs(4)	750	2,566	(71)	2,419	2,943	(18)
Other (income)/deductions––net(5)	2,358	(159)	*	4,388	222	*
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	(10)	(4,129)	(100)	8,023	1,058	*
Provision/(benefit) for taxes on income/(loss)(6)	(421)	(795)	(47)	(28)	(1,115)	(97)
Income/(loss) from continuing operations	411	(3,335)	*	8,051	2,172	*
Discontinued operations––net of tax	7	(26)	*	11	(15)	*
Net income/(loss) before allocation to noncontrolling interests	418	(3,361)	*	8,062	2,158	*
Less: Net income attributable to noncontrolling interests	8	8	(4)	31	39	(20)
Net income/(loss) attributable to Pfizer Inc. common shareholders	$410	$(3,369)	*	$8,031	$2,119	*

Earnings/(loss) per common share––basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.07	$(0.59)	*	$1.42	$0.38	*
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.07	$(0.60)	*	$1.42	$0.38	*

Earnings/(loss) per common share––diluted:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.07	$(0.59)	*	$1.41	$0.37	*
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.07	$(0.60)	*	$1.41	$0.37	*
Weighted-average shares used to calculate earnings/(loss) per common share:
Basic	5,667	5,647		5,664	5,643
Diluted(7)	5,703	5,647		5,700	5,709
*Indicates calculation not meaningful or results are greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(1)The financial statements present the three and twelve months ended December 31, 2024 and December 31, 2023. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2024 and November 30, 2023.
Business development activities, including the December 2023 acquisition of Seagen Inc. (Seagen), impacted financial results in the periods presented. See Note 2 to the condensed consolidated financial statements in Pfizer’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2024, as well as Notes 1A and 2 to the consolidated financial statements in Pfizer’s 2023 Annual Report on Form 10-K.
In the first quarter of 2024, we reclassified royalty income from Other (income)/deductions––net and began presenting Royalty revenues as a separate line item within Total revenues in our consolidated statements of operations. Prior-period amounts have been recast to conform to the current presentation.
Certain amounts in the consolidated statements of operations and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)The amount for full-year 2024 includes (i) a $771 million favorable final adjustment recorded in the first quarter to the estimated non-cash Paxlovid revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million Emergency Use Authorization (EUA)-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023 and (ii) $442 million of revenue recorded in the third quarter in connection with the creation of a U.S. Strategic National Stockpile of 1.0 million treatment courses of Paxlovid, which we supplied at no cost to the U.S. government or taxpayers. The amounts for 2023 included a non-cash revenue reversal of $3.5 billion recorded in the fourth quarter, of which a portion was associated with sales recorded in 2022, related to the expected return of an estimated 6.5 million treatment courses of EUA-labeled U.S. government inventory. See Note 13C to the condensed consolidated financial statements in Pfizer’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2024, as well as Note 17C to the consolidated financial statements in Pfizer’s 2023 Annual Report on Form 10-K.
(3)Exclusive of amortization of intangible assets. For full-year 2023, Cost of sales included a non-cash charge of $6.2 billion for inventory write-offs and related charges ($5.0 billion for Paxlovid and $1.2 billion for Comirnaty).
(4)Restructuring charges and certain acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(MILLIONS)	2024	2023	2024	2023
Restructuring charges/(credits)––acquisition-related costs(a)	$4	$190	$82	$231
Restructuring charges/(credits)––cost reduction initiatives(b)	653	1,613	1,905	1,738
Restructuring charges/(credits)	657	1,803	1,987	1,968
Transaction costs(c)	—	176	5	190
Integration costs and other(d)	94	587	427	785
Restructuring charges and certain acquisition-related costs	$750	$2,566	$2,419	$2,943
(a)Includes charges/(credits) for employee terminations, asset impairments and other exit costs associated with business combinations.
(b)Includes charges/(credits) for employee terminations, asset impairments and other exit costs not associated with acquisitions. The charges for the fourth quarter of 2024 primarily represent asset impairments, exit costs and employee termination costs associated with our enterprise-wide cost realignment program. The charges for full-year 2024 mainly represent employee termination costs associated with our Manufacturing Optimization Program, as well as asset impairments and exit costs associated with our enterprise-wide cost realignment program. The fourth quarter and full-year 2023 included charges of $1.5 billion for employee termination costs associated with our enterprise-wide cost realignment program.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(5)Components of Other (income)/deductions––net include:

	Fourth-Quarter		Full-Year
(MILLIONS)	2024	2023	2024	2023
Interest income	$(170)	$(609)	$(545)	$(1,624)
Interest expense	739	689	3,091	2,209
Net interest expense(a)	569	80	2,546	585
Net (gains)/losses recognized during the period on equity securities(b)	(879)	(2,299)	(1,008)	(1,590)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(17)	(70)	(42)	(154)
Net periodic benefit costs/(credits) other than service costs	464	(350)	154	(610)
Certain legal matters, net(c)	145	229	567	474
Certain asset impairments(d)	2,946	2,760	3,295	3,024
Haleon equity method (income)/loss	—	(151)	(102)	(505)
Other, net(e)	(869)	(357)	(1,022)	(1,002)
Other (income)/deductions––net	$2,358	$(159)	$4,388	$222
(a)The increase in net interest expense in the fourth quarter of 2024 reflects (i) a decrease in interest income due to lower investment balances after completion of our $43.4 billion Seagen acquisition in December 2023 and (ii) higher interest expense driven by the remaining balance of our $8 billion of commercial paper issued from the end of November to early December 2023 as part of the financing for our acquisition of Seagen. The increase in net interest expense for full-year 2024 reflects (i) a decrease in interest income due to lower investment balances after completion of our $43.4 billion Seagen acquisition in December 2023 and (ii) higher interest expense driven by our $31 billion aggregate principal amount of senior unsecured notes issued in May 2023, as well as the remaining balance of the $8 billion of commercial paper issued from the end of November to early December 2023, both part of the financing for our acquisition of Seagen.
(b)The net gains in the fourth quarter and full-year 2024 primarily include, among other things, an unrealized gain of $1 billion related to our investment in Haleon, which is now carried at fair value. The net gains in the fourth quarter and full-year 2023 primarily included, among other things, a realized gain of $1.7 billion related to our investment in Telavant Holdings, Inc.
(c)The fourth quarter and full-year 2024 primarily include certain product liability expenses related to products discontinued and/or divested by Pfizer. The fourth quarter of 2023 primarily included certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer. Full-year 2023 also included legal obligations related to pre-acquisition matters.
(d)The amount for the fourth quarter of 2024 represents, and for full-year 2024 includes, intangible asset impairment charges of $2.9 billion due to changes in development plans and updated long-range commercial forecasts, composed of: (i) $1.0 billion for B7H4V (felmetatug vedotin), an in-process research and development (IPR&D) asset, (ii) $475 million for Medrol, a finite-lived brand, (iii) $435 million for Zavzpret nasal spray developed technology rights, (iv) $400 million and $200 million for Tukysa and disitamab vedotin, respectively, IPR&D assets reflecting emerging competition, as well as (v) other developed technology rights, IPR&D and a finite-lived licensing agreement totaling $436 million which also includes de-prioritization of certain assets. Full-year 2024 also includes a $240 million intangible asset impairment charge related to IPR&D associated with a Phase 3 study for the treatment of Duchenne muscular dystrophy (DMD), which reflects unfavorable clinical trial results. The amount for the fourth quarter of 2023 represented, and for full-year 2023 included, intangible asset impairment charges of $2.8 billion, composed of: (i) $1.4 billion for etrasimod (Velsipity) IPR&D based on a change in development plans for additional indications and overall revenue expectations, (ii) $964 million for Prevnar 13 developed technology rights, due to updated commercial forecasts mainly reflecting a transition to vaccines with higher serotype coverage, as well as (iii) other IPR&D and developed technology impairments totaling $366 million, due to updated commercial forecasts mainly reflecting competitive pressures. Full-year 2023 also included intangible asset impairment charges of $248 million related to IPR&D and developed technology rights.
(e)The amounts for the fourth quarter and full-year 2024 primarily include, among other things, gains of $795 million and $945 million, respectively, on the partial sales of our investment in Haleon plc (Haleon) in March and October 2024. Full-year 2024 also includes, among other things, (i) dividend income of $272 million from our investment in ViiV Healthcare Limited (ViiV) and (ii) a charge of $420 million recorded in the third quarter related to the expected sale of one of our facilities resulting from the discontinuation of our DMD program. Full-year 2023 included, among other things, (i) dividend income of $265 million from our investment in ViiV and $211 million from our investment in Nimbus Therapeutics, LLC (Nimbus) resulting from Takeda

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
Pharmaceutical Company Limited’s acquisition of Nimbus’s oral, selective allosteric tyrosine kinase 2 (TYK2) inhibitor program subsidiary and (ii) a $222 million gain on the divestiture of our early-stage rare disease gene therapy portfolio to Alexion Pharma International Operations Limited, a subsidiary of AstraZeneca PLC.
(6)Our effective tax rates for income/(loss) from continuing operations were 4,220.5% and (0.4)% in the three and twelve months ended December 31, 2024, respectively, and 19.2% and (105.4)% in the three and twelve months ended December 31, 2023, respectively. The decreases in our tax benefits for the fourth quarter and full-year 2024 were primarily due to changes in the jurisdictional mix of earnings partially offset by a tax benefit related to the Transition Tax liability under the Tax Cuts and Jobs Act of 2017. The positive effective tax rate for the fourth quarter of 2024 reflects the tax benefit on a pre-tax loss and includes changes in the jurisdictional mix of earnings and the impact of the aforementioned tax benefit related to the Transition Tax liability. The positive effective tax rate for the fourth quarter of 2023 reflects the tax benefit on a pre-tax loss and included changes in the jurisdictional mix of earnings and the resolution of uncertain tax positions in various markets.
(7)For the fourth quarter of 2023, basic weighted-average shares outstanding of 5,647 million (excluding common share equivalents) were used to calculate GAAP Reported Loss per common share attributable to Pfizer Inc. common shareholders––diluted.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income
Net income attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Since 2022, we no longer exclude any expenses for acquired IPR&D from our non-GAAP Adjusted results but we continue to exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the fourth quarter and full-year 2024 and 2023 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2023 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Fourth-Quarter 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$5,909	$4,274	$2,358		$410	$0.07
Amortization of intangible assets	—	—	—		1,359
Acquisition-related items	(224)	15	(13)		347
Discontinued operations	—	—	—		—
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(27)	(13)	—		711
Certain asset impairments(4)	—	—	(2,946)		2,946
(Gains)/losses on equity securities(4)	—	—	879		(879)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(570)		570
Other(5)	85	(1)	526		(606)
Income tax provision—non-GAAP items					(1,265)
Non-GAAP Adjusted	$5,742	$4,275	$234	(6)	$3,592	$0.63

	Full-Year Ended December 31, 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$17,851	$14,730	$4,388		$8,031	$1.41
Amortization of intangible assets	—	—	—		5,286
Acquisition-related items	(1,341)	(10)	(45)		1,938
Discontinued operations	—	—	—		(14)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(134)	(90)	—		2,213
Certain asset impairments(4)	—	—	(3,295)		3,295
(Gains)/losses on equity securities(4)	—	—	1,008		(1,008)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(579)		579
Other(5)	44	(13)	(445)		430
Income tax provision—non-GAAP items					(3,035)
Non-GAAP Adjusted	$16,420	$14,617	$1,031	(6)	$17,716	$3.11
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Fourth-Quarter 2023
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted(7)
GAAP Reported	$7,562	$4,575	$(159)		$(3,369)	$(0.60)
Amortization of intangible assets	—	—	—		1,267
Acquisition-related items	(269)	(4)	130		1,097
Discontinued operations	—	—	—		—
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(28)	(94)	—		1,777
Certain asset impairments(4)	—	—	(2,760)		2,760
(Gains)/losses on equity securities(4)	—	—	2,298		(2,298)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	264		(264)
Other(5)	—	(6)	(268)		276
Income tax provision—non-GAAP items					(653)
Non-GAAP Adjusted	$7,265	$4,471	$(494)	(6)	$593	$0.10

	Full-Year Ended December 31, 2023
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income/(loss) attributable to Pfizer Inc. common shareholders(1), (2)	Earnings/(loss) per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$24,954	$14,771	$222		$2,119	$0.37
Amortization of intangible assets	—	—	—		4,733
Acquisition-related items	(629)	(11)	(28)		1,874
Discontinued operations	—	—	—		(11)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(98)	(290)	—		2,227
Certain asset impairments(4)	—	—	(3,024)		3,024
(Gains)/losses on equity securities(4)	—	—	1,588		(1,588)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	265		(265)
Other(5)	(238)	(24)	(246)		518
Income tax provision—non-GAAP items					(2,131)
Non-GAAP Adjusted	$23,988	$14,446	$(1,224)	(6)	$10,501	$1.84

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP Reported income/(loss) from continuing operations were 4,220.5% and (0.4)% in the three and twelve months ended December 31, 2024, respectively, and 19.2% and (105.4)% in the three and twelve months ended December 31, 2023, respectively. See Note (6) to the Consolidated Statements of Operations above. Our effective tax rates for non-GAAP Adjusted income were 18.9% and 14.5% in the three and twelve months ended December 31, 2024, respectively, and (24.0)% and 9.0% in the three and twelve months ended December 31, 2023, respectively.
(2)The amounts for the fourth quarters and full-year 2024 and 2023 include reconciling amounts for Research and development expenses that are not material to our non-GAAP consolidated results of operations.
(3)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(4)See Note (5) to the Consolidated Statements of Operations above.
(5)For the fourth quarter and full-year 2024, the total Other (income)/deductions––net adjustments of $526 million and $445 million, respectively, include (i) net gains of $675 million for the fourth quarter and $825 million for full-year on the partial sales of our investment in Haleon plc (Haleon) in March and October 2024, which are comprised of (a) total gains on the sales of $795 million for the fourth quarter and $945 million for full-year less (b) $120 million recognized in our adjusted income in the fourth quarter representing our pro-rata share of Haleon’s third quarter 2024 adjusted income recorded on a one quarter lag and implicitly included in the gain on the sale of those shares; and (ii) charges of $145 million for the fourth quarter and $567 million for full-year for certain legal matters, primarily representing certain product liability expenses related to products discontinued and/or divested by Pfizer. For full-year 2024, the total Other (income)/deductions––net adjustment of $445 million also includes charges of (i) $420 million recorded in the third quarter related to the expected sale of one of our facilities resulting from the discontinuation of our DMD program and (ii) $312 million mostly related to (a) our equity-method accounting pro-rata share of intangible asset amortization, impairments and restructuring costs recorded by Haleon, as well as (b) adjustments to our equity-method basis differences and (c) Pfizer’s share of investee capital transactions recognized by Haleon. For the fourth quarter of 2023, the total Other (income)/deductions––net adjustment of $268 million included charges of $229 million for certain legal matters, primarily representing certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer. For full-year 2023, the total Cost of sales adjustment of $238 million mainly included $286 million in inventory losses, overhead costs related to the period in which the facility could not operate, and incremental costs resulting from tornado damage to our manufacturing facility in Rocky Mount, NC in July 2023, partially offset by insurance recoveries received in the fourth quarter of 2023. For full-year 2023, the total Other (income)/deductions––net adjustment of $246 million included charges of (i) $474 million for certain legal matters, primarily representing certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer, and to a lesser extent, legal obligations related to pre-acquisition matters and (ii) $127 million mostly related to our equity-method accounting pro-rata share of intangible asset amortization and impairments, costs of separating from GSK plc and restructuring costs recorded by Haleon, partially offset by: (i) a $222 million gain on the divestiture of our early-stage rare disease gene therapy portfolio to Alexion Pharma International Operations Limited, a subsidiary of AstraZeneca PLC and (ii) dividend income of $211 million related to our investment in Nimbus Therapeutics, LLC (Nimbus) resulting from Takeda Pharmaceutical Company Limited’s acquisition of Nimbus’s oral, selective allosteric tyrosine kinase 2 (TYK2) inhibitor program subsidiary.
(6)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	Fourth-Quarter		Full-Year
(MILLIONS)	2024	2023	2024	2023
Interest income	$(170)	$(609)	$(544)	$(1,624)
Interest expense	741	691	3,100	2,218
Net interest expense	571	82	2,555	595
Net (gains)/losses recognized during the period on equity securities	—	(1)	—	(2)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(17)	(70)	(42)	(154)
Net periodic benefit costs/(credits) other than service costs	(106)	(86)	(425)	(346)
Haleon equity method (income)/loss	—	(186)	(414)	(632)
Other, net	(214)	(233)	(642)	(684)
Non-GAAP Adjusted Other (income)/deductions––net	$234	$(494)	$1,031	$(1,224)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
See Note (5) to the Consolidated Statements of Operations above for additional information on the components comprising GAAP Reported Other (income)/deductions––net.
(7)For the fourth quarter of 2023, basic weighted-average shares outstanding of 5,647 million (excluding common share equivalents) were used to calculate GAAP Reported Loss per common share attributable to Pfizer Inc. common shareholders––diluted.

PFIZER INC. - REVENUES
FOURTH-QUARTER 2024 and 2023 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2024	2023(a)	% Change		2024	2023(a)	% Change	2024	2023(a)	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$17,763	$14,570	22%	21%	$9,221	$4,912	88%	$8,542	$9,657	(12%)	(12%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)	$17,413	$14,186	23%	22%	$9,114	$4,810	89%	$8,299	$9,376	(11%)	(12%)
Primary Care	$8,911	$7,044	27%	26%	$3,983	$845	*	$4,928	$6,200	(21%)	(21%)
Eliquis(b)	1,832	1,612	14%	13%	1,126	931	21%	705	681	4%	3%
Paxlovid(c)	727	(3,135)	*	*	435	(3,249)	*	293	114	*	*
Prevnar family(d)	1,558	1,624	(4%)	(4%)	944	1,012	(7%)	614	612	—	—
Comirnaty	3,383	5,361	(37%)	(38%)	665	1,064	(38%)	2,718	4,297	(37%)	(38%)
Nurtec ODT/Vydura	392	282	39%	39%	373	275	36%	20	7	*	*
Abrysvo	198	515	(62%)	(62%)	104	513	(80%)	94	2	*	*
Premarin family	97	98	(1%)	(1%)	86	88	(3%)	11	10	14%	12%
BMP2	105	86	23%	23%	105	86	23%	—	—	—	—
FSME-IMMUN/TicoVac	34	30	12%	9%	—	—	23%	34	30	11%	9%
All other Primary Care	584	571	2%	3%	145	124	16%	439	447	(2%)	(1%)
Specialty Care	$4,438	$3,953	12%	12%	$2,079	$1,776	17%	$2,359	$2,178	8%	8%
Vyndaqel family(e)	1,545	961	61%	60%	975	534	83%	570	427	33%	32%
Xeljanz	349	493	(29%)	(29%)	221	360	(38%)	128	133	(4%)	(4%)
Enbrel (Outside the U.S. and Canada)	183	203	(10%)	(9%)	—	—	—	183	203	(10%)	(9%)
Sulperazon	170	138	23%	21%	—	—	—	170	138	23%	21%
Zavicefta	159	133	20%	22%	—	—	*	159	133	20%	22%
Octagam	109	81	34%	34%	109	81	34%	—	—	—	—
Inflectra	127	117	9%	8%	64	63	2%	64	54	17%	16%
Genotropin	112	160	(30%)	(29%)	10	47	(78%)	101	112	(10%)	(8%)
Zithromax	122	152	(20%)	(20%)	—	—	(45%)	122	152	(20%)	(20%)
BeneFIX	87	103	(16%)	(14%)	43	54	(20%)	44	49	(11%)	(8%)
Oxbryta(f)	8	96	(91%)	(91%)	2	94	(98%)	6	2	*	*
Cibinqo	64	37	72%	71%	29	20	47%	35	18	*	97%
All other Hospital(g)	1,152	1,062	8%	9%	523	443	18%	629	620	2%	2%
All other Specialty Care	250	217	15%	16%	103	80	28%	147	136	8%	9%
Oncology	$4,064	$3,189	27%	27%	$3,051	$2,190	39%	$1,012	$999	1%	1%
Ibrance	1,095	1,118	(2%)	(2%)	713	712	—	382	405	(6%)	(6%)
Xtandi(h)	565	457	24%	24%	565	457	24%	—	—	—	—
Padcev	444	53	*	*	433	53	*	11	—	*	*
Oncology biosimilars(i)	209	322	(35%)	(35%)	116	207	(44%)	93	115	(19%)	(18%)
Adcetris(j)	285	56	*	*	276	56	*	9	—	*	*
Inlyta	242	263	(8%)	(8%)	145	166	(12%)	97	97	—	—
Lorbrena	192	146	32%	31%	95	60	58%	97	86	13%	12%
Bosulif	171	182	(6%)	(6%)	128	120	7%	44	62	(30%)	(30%)
Braftovi/Mektovi	170	131	30%	30%	163	129	26%	7	2	*	*
Tukysa	129	18	*	*	106	18	*	23	—	*	*
Elrexfio	57	6	*	*	32	4	*	25	2	*	*
Tivdak	36	4	*	*	34	4	*	2	—	*	*
Talzenna	27	22	22%	22%	18	16	14%	9	6	44%	42%
All other Oncology	440	411	7%	7%	228	187	22%	212	224	(5%)	(6%)
PFIZER CENTREONE(k)	$325	$364	(11%)	(11%)	$82	$83	—	$243	$281	(13%)	(14%)
PFIZER IGNITE	$26	$20	30%	30%	$26	$20	30%	$—	$—	*	*

BIOPHARMA	$17,413	$14,186	23%	22%	$9,114	$4,810	89%	$8,299	$9,376	(11%)	(12%)
PFIZER U.S. COMMERCIAL DIVISION(l) (U.S. Primary Care and U.S. Specialty Care)					$6,062	$2,620	*
PFIZER ONCOLOGY DIVISION(l)					$3,051	$2,190	39%
PFIZER INTERNATIONAL COMMERCIAL DIVISION(l)								$8,299	$9,376	(11%)	(12%)

Total Alliance revenues included above	$2,248	$1,910	18%	17%	$1,641	$1,290	27%	$607	$620	(2%)	(4%)
Total Royalty revenues included above	$431	$321	34%	34%	$429	$321	34%	$2	$—	*	*
See end of tables for notes.

PFIZER INC. - REVENUES
TWELVE MONTHS 2024 and 2023 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2024	2023(a)	% Change		2024	2023(a)	% Change	2024	2023(a)	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$63,627	$59,553	7%	7%	$38,691	$28,145	37%	$24,936	$31,408	(21%)	(19%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)	$62,400	$58,237	7%	8%	$38,332	$27,749	38%	$24,068	$30,488	(21%)	(20%)
Primary Care	$30,135	$30,799	(2%)	(2%)	$18,783	$12,680	48%	$11,352	$18,119	(37%)	(37%)
Eliquis(b)	7,366	6,747	9%	10%	4,803	4,228	14%	2,563	2,519	2%	3%
Prevnar family(d)	6,411	6,501	(1%)	(1%)	4,233	4,265	(1%)	2,178	2,236	(3%)	(1%)
Paxlovid(c)	5,716	1,279	*	*	4,616	(1,289)	*	1,100	2,568	(57%)	(57%)
Comirnaty	5,353	11,220	(52%)	(53%)	2,004	2,404	(17%)	3,349	8,816	(62%)	(62%)
Nurtec ODT/Vydura	1,263	928	36%	36%	1,193	908	31%	69	20	*	*
Abrysvo	755	890	(15%)	(15%)	594	888	(33%)	160	2	*	*
Premarin family	380	397	(4%)	(4%)	341	361	(5%)	39	36	8%	9%
BMP2	352	338	4%	4%	352	338	4%	—	—	—	—
FSME-IMMUN/TicoVac	280	268	5%	5%	3	3	12%	277	265	5%	5%
All other Primary Care	2,259	2,233	1%	3%	643	576	12%	1,616	1,657	(2%)	(1%)
Specialty Care	$16,652	$14,988	11%	12%	$7,981	$6,619	21%	$8,671	$8,370	4%	6%
Vyndaqel family(e)	5,451	3,321	64%	65%	3,547	1,863	90%	1,904	1,458	31%	32%
Xeljanz	1,168	1,703	(31%)	(31%)	680	1,154	(41%)	488	549	(11%)	(9%)
Enbrel (Outside the U.S. and Canada)	690	830	(17%)	(15%)	—	—	—	690	830	(17%)	(15%)
Sulperazon	637	757	(16%)	(14%)	—	—	—	637	757	(16%)	(14%)
Zavicefta	586	511	15%	17%	—	—	*	586	511	15%	17%
Octagam(m)	509	245	*	*	509	245	*	—	—	—	—
Inflectra	509	490	4%	4%	268	257	4%	241	233	3%	3%
Zithromax	480	406	18%	21%	1	1	(49%)	479	404	18%	21%
Genotropin	470	539	(13%)	(10%)	96	153	(37%)	374	386	(3%)	1%
BeneFIX	381	424	(10%)	(8%)	200	225	(11%)	181	200	(9%)	(5%)
Cibinqo	215	128	69%	70%	90	46	94%	126	81	54%	57%
Oxbryta(f)	201	328	(39%)	(39%)	191	323	(41%)	10	5	*	*
All other Hospital(g)	4,448	4,514	(1%)	—	2,038	2,065	(1%)	2,410	2,450	(2%)	—
All other Specialty Care	907	792	15%	17%	363	286	27%	545	506	8%	11%
Oncology	$15,612	$12,450	25%	26%	$11,567	$8,450	37%	$4,045	$4,000	1%	3%
Ibrance	4,367	4,753	(8%)	(8%)	2,849	3,151	(10%)	1,518	1,602	(5%)	(4%)
Xtandi(h)	2,039	1,659	23%	23%	2,039	1,659	23%	—	—	—	—
Padcev	1,588	53	*	*	1,561	53	*	27	—	*	*
Adcetris	1,089	56	*	*	1,059	56	*	30	—	*	*
Oncology biosimilars(i)	1,037	1,407	(26%)	(26%)	628	966	(35%)	409	441	(7%)	(5%)
Inlyta	978	1,036	(6%)	(5%)	588	642	(8%)	391	394	(1%)	1%
Lorbrena	731	539	36%	37%	306	224	36%	424	314	35%	38%
Bosulif	645	645	—	1%	460	444	4%	185	200	(8%)	(5%)
Braftovi/Mektovi	607	477	27%	27%	580	465	25%	27	13	*	*
Tukysa	480	18	*	*	389	18	*	91	—	*	*
Elrexfio	133	10	*	*	88	7	*	45	2	*	*
Tivdak	131	4	*	*	126	4	*	5	—	*	*
Talzenna	117	64	83%	83%	88	40	*	30	24	23%	25%
All other Oncology	1,670	1,729	(3%)	(2%)	806	720	12%	864	1,009	(14%)	(12%)
PFIZER CENTREONE(k)	$1,146	$1,272	(10%)	(10%)	$278	$352	(21%)	$868	$920	(6%)	(5%)
PFIZER IGNITE	$82	$44	85%	85%	$82	$44	85%	$—	$—	—	—

BIOPHARMA	$62,400	$58,237	7%	8%	$38,332	$27,749	38%	$24,068	$30,488	(21%)	(20%)
PFIZER U.S. COMMERCIAL DIVISION(l) (U.S. Primary Care and U.S. Specialty Care)					$26,765	$19,299	39%
PFIZER ONCOLOGY DIVISION(l)					$11,567	$8,450	37%
PFIZER INTERNATIONAL COMMERCIAL DIVISION(l)								$24,068	$30,488	(21%)	(20%)

Total Alliance revenues included above	$8,388	$7,582	11%	11%	$6,575	$5,628	17%	$1,813	$1,955	(7%)	(7%)
Total Royalty revenues included above	$1,423	$1,058	35%	35%	$1,418	$1,058	34%	$6	$—	*	*

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
In the first quarter of 2024, we reclassified royalty income (substantially all of which related to our Biopharma segment) from Other (income)/deductions––net and began presenting Royalty revenues as a separate line item within Total revenues in our consolidated statements of operations. Prior-period amounts have been recast to conform to the current period presentation.

(b)	Reflects alliance revenues and product revenues.
(c)
The amount for full-year 2024 includes (i) a $771 million favorable final adjustment recorded in the first quarter to the estimated non-cash revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023 and (ii) $442 million of revenue recorded in the third quarter in connection with the creation of a U.S. Strategic National Stockpile of 1.0 million treatment courses, which we supplied at no cost to the U.S. government or taxpayers. 2023 amounts include a non-cash revenue reversal of $3.5 billion recorded in the fourth quarter, of which a portion was associated with sales recorded in 2022, related to the expected return of an estimated 6.5 million treatment courses of EUA-labeled U.S. government inventory.

(d)	Prevnar family includes revenues from Prevnar 20/Apexxnar (pediatric and adult) and Prevnar 13/Prevenar 13 (pediatric and adult).
(e)	Vyndaqel family includes global revenues from Vyndaqel, as well as revenues for Vyndamax in the U.S. and Vynmac in Japan.
(f)
In September 2024, we announced our voluntary withdrawal of all lots of Oxbryta for the treatment of sickle cell disease in all markets where it is approved. as well as the discontinuation of expanded access programs worldwide, based on the totality of clinical data that indicated at that time the overall benefit of Oxbryta no longer outweighs the risk in the approved sickle cell patient population. The data suggest an imbalance in vaso-occlusive crises and fatal events, which requires further assessment that remains ongoing.

(g)	Includes, among other Hospital products, amounts previously presented as All other Anti-infectives and Ig Portfolio.
(h)	Primarily reflects alliance revenues and royalty revenues.
(i)	Biosimilars are highly similar versions of approved and authorized biological medicines. Oncology biosimilars primarily include Retacrit, Ruxience, Zirabev, Trazimera and Nivestym.
(j)	Reflects product revenues and royalty revenues.
(k)
Pfizer CentreOne (PC1) includes revenues from our contract manufacturing and our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with legacy Pfizer businesses/partnerships.

(l)
At the beginning of 2024, we made changes in our commercial organization to incorporate Seagen Inc. and improve focus, speed and execution. Specifically, within our Biopharma reportable segment we created the Pfizer Oncology Division, the Pfizer U.S. Commercial Division, and the Pfizer International Commercial Division. For additional information regarding the changes in our commercial organizational structure, see the Item 1. Business––Commercial Operations section of our 2023 Annual Report on Form 10-K (available at www.pfizer.com).

(m)	Full-year 2024 includes $129 million recorded in the third quarter related to a one-time sales true-up settlement agreement with our commercialization partner.
*	Indicates calculation not meaningful or results are greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of February 4, 2025. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; reorganizations; business plans, strategy, goals and prospects; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, clinical trial results and other developing data, revenue contribution and projections, potential pricing and reimbursement, potential market dynamics, including demand, market size and utilization rates and growth, performance, timing of exclusivity and potential benefits; strategic reviews; capital allocation objectives; an enterprise-wide cost realignment program, which we launched in October 2023 (including anticipated costs, savings and potential benefits); a Manufacturing Optimization Program to reduce our cost of goods sold, which we announced in May 2024 (including anticipated costs, savings and potential benefits); dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, including our December 2023 acquisition of Seagen, and our ability to successfully capitalize on growth opportunities and prospects; manufacturing and product supply; our ongoing efforts to respond to COVID-19; our expectations regarding the impact of COVID-19 on our business, operations and financial results; and the expected seasonality of demand for certain of our products. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot assure that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Pfizer’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from our pipeline programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations; and uncertainties regarding the future development of our product candidates, including whether or when our product candidates will advance to future studies or phases of development or whether or when regulatory applications may be filed for any of our product candidates;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all;
•regulatory decisions impacting labeling, approval or authorization, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to emerging developments regarding potential product impurities; uncertainties regarding the ability to obtain or maintain, and the scope of, recommendations by technical or advisory committees; and the timing of, and ability to obtain, pricing approvals and product launches, all of which could impact the availability or commercial potential of our products and product candidates;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the conduct or outcome of post-approval clinical trials, pharmacovigilance or Risk Evaluation and Mitigation Strategies, which could impact marketing approval, product labeling, and/or availability or commercial potential;
•the success and impact of external business development activities, such as the December 2023 acquisition of Seagen, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which has in the past and could in the future result in increased leverage and/or a downgrade of our credit ratings and could limit our ability to obtain future financing; challenges integrating the businesses and operations; disruption to business and operations relationships; risks related to growing revenues for certain acquired or partnered products; significant transaction costs; and unknown liabilities;

•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as COVID-19) on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, R&D and clinical trials;
•risks and uncertainties related to Comirnaty and Paxlovid or any potential future COVID-19 vaccines, treatments or combinations, including, among others, the risk that as the market for COVID-19 products continues to become more endemic and seasonal, demand for our COVID-19 products has and may continue to be reduced or not meet expectations, which has in the past and may continue to lead to reduced revenues, excess inventory on-hand and/or in the channel, or other unanticipated charges; risks related to our ability to develop and commercialize variant adapted vaccines, combinations and/or treatments; uncertainties related to recommendations and coverage for, and the public’s adherence to, vaccines, boosters, treatments or combinations; and potential third-party royalties or other claims related to Comirnaty and Paxlovid;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of currency devaluations and monetary policy actions in countries experiencing high inflation or deflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines, vaccines or other products in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties;
•any significant issues related to our JVs and other third-party business arrangements, including modifications or disputes related to supply agreements or other contracts with customers including governments or other payors;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation or interest rate fluctuations, and recent and possible future changes in global financial markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation, sanctions, tariffs and/or other restrictive government actions, changes in intellectual property legal protections and remedies, unstable governments and legal systems and inter-governmental disputes;
•the impact of disruptions related to climate change and natural disasters;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, political or civil unrest or military action, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the resulting economic or other consequences;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, such as our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines, and our voluntary withdrawal of all lots of Oxbryta in all markets where it is approved and any regulatory or other impact on other sickle cell disease assets;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives and growth strategies, and cost-reduction and productivity initiatives, including any potential future phases, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs, organizational disruption, adverse effects on employee morale, retention issues or other unintended consequences;
•the ability to successfully achieve our climate goals and progress our environmental sustainability and other ESG priorities;

Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation or any significant spending reduction or cost control efforts affecting Medicare, Medicaid, the 340B Drug Pricing Program or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access to our medicines and vaccines or restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive biopharmaceutical markets;
•legislation or regulatory action in markets outside of the U.S., such as China or Europe, including, without limitation, laws related to pharmaceutical product pricing, intellectual property, medical regulation, environmental protections, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•legal defense costs, insurance expenses, settlement costs and contingencies, including without limitation, those related to legal proceedings and actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and risk related to the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation and investigations;
•governmental laws and regulations affecting our operations, including, without limitation, the Inflation Reduction Act of 2022, changes in laws and regulations or their interpretation, including, among others, changes in tariffs, tax laws and regulations internationally and in the U.S., the adoption of global minimum taxation requirements outside the U.S. generally effective in most jurisdictions since January 1, 2024, and potential changes to existing tax laws, tariffs, or changes to other laws and regulations in the U.S., including by the U.S. Presidential administration and Congress, as well as in other countries;
Risks Related to Intellectual Property, Technology and Cybersecurity:
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;
•risks to our products, patents and other intellectual property, such as: (i) claims of invalidity that could result in patent revocation; (ii) claims of patent infringement, including asserted and/or unasserted intellectual property claims; (iii) claims we may assert against intellectual property rights held by third parties; (iv) challenges faced by our collaboration or licensing partners to the validity of their patent rights; or (v) any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection or agreeing not to enforce or being restricted from enforcing intellectual property rights related to our products, including Comirnaty and Paxlovid;
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, security threats on facilities or infrastructure, extortion or integrity compromise resulting from a cyber-attack, which may include those using adversarial artificial intelligence techniques, or other malfeasance by, but not limited to, nation states, employees, business partners or others; and
•risks and challenges related to the use of software and services that include artificial intelligence-based functionality and other emerging technologies.
Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.

The information contained on our website or any third-party website is not incorporated by reference into this earnings release. All trademarks mentioned are the property of their owners.
Certain of the products and product candidates discussed in this earnings release are being co-researched, co-developed and/or co-promoted in collaboration with other companies for which Pfizer’s rights vary by market or are the subject of agreements pursuant to which Pfizer has commercialization rights in certain markets.